Exhibit 5.2

Jones Day

120, rue du Faubourg St. Honoré

75008 Paris

France

May 23, 2008

Veolia Environnement

36-38, avenue Kléber

75116 Paris, France

Re:	$700,000,000 5.250% Notes due 2013, $700,000,000 6.000% Notes due 2018, and $400,000,000 6.750% Notes due 2038 of Veolia Environnement offered through underwriters

Ladies and Gentlemen:

We are acting as special United States counsel for Veolia Environnement, a French société anonyme (the “Company”), in connection with the issuance and sale of $700,000,000 5.250% Notes due 2013, $700,000,000 6.000% Notes due 2018, and $400,000,000 6.750% Notes due 2038 of the Company (the “Notes”), pursuant to the Underwriting Agreement, dated as of May 21, 2008 (the “Underwriting Agreement”), entered into by and among the Company and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture (as amended, supplemented or otherwise modified through May 27, 2008, the “Indenture”), to be entered into by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture, (ii) the Indenture will be duly executed and delivered by the Company, (ii) the definitive terms of the Notes will be established in accordance with all requisite corporate action and applicable law, including French law (except that no such assumption is made as to matters of the law of the State of New York that in our experience would normally be applicable to general business entities with respect to the contemplated issuance of the Notes), and (iii) the Trustee will authorize, execute and deliver the Indenture and the Indenture will be the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of France.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-151062) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the caption “Validity of the Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day